Elicio Therapeutics Announces $6.0 Million Private Placement Financing

BOSTON, March 18, 2024 – Elicio Therapeutics, Inc. (Nasdaq: ELTX, "Elicio Therapeutics" or "Elicio"), a clinical-stage biotechnology company developing a pipeline of novel immunotherapies for the treatment of cancer, announced today that it has entered into a subscription agreement to sell pre-funded warrants to purchase up to 1,032,702 shares of its common stock at a purchase price of $5.81 per pre-funded warrant in a private placement to GKCC, LLC. GKCC, LLC is an entity controlled by a member of Elicio's Board of Directors. Each pre-funded warrant will be exercisable at any time on or after the closing date at an exercise price equal to $0.01 per share, subject to adjustments as provided under the terms of the pre-funded warrant, subject to a post-exercise beneficial ownership limitation of 19.99%, unless stockholder approval is obtained. Gross proceeds of the private placement are expected to be approximately $6.0 million, before deducting expenses. The private placement is expected to close on March 19, 2024, subject to the satisfaction of customary closing conditions.

Elicio intends to use the net proceeds for the advancement of its development pipeline, as well as for working capital and general corporate purposes.

The securities being issued and sold in the private placement have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any applicable state securities laws and may not be reoffered or resold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. As part of the subscription agreement, Elicio has agreed to file a registration statement with the U.S. Securities and Exchange Commission (the "SEC") registering the resale of the shares of common stock issuable upon exercise of the pre-funded warrants (the "Resale Shares").

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of the securities being offered in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction. Any offering of the Resale Shares under the resale registration statement will only be by means of a prospectus.

About Elicio Therapeutics

Elicio Therapeutics is a clinical-stage biotechnology company developing a pipeline of novel immunotherapies for the treatment of cancer. By combining expertise in immunology and immunotherapy, Elicio is engineering investigational Amphiphile ("AMP") immunotherapies intended to precisely target and fully engage the lymph nodes, the site in our bodies where the immune response is orchestrated. Elicio is engineering lymph node-targeted AMPlifiers, immunomodulators, adjuvants, and vaccines for an array of aggressive cancers.

Cautionary Note on Forward-Looking Statements

Certain statements contained in this communication regarding matters that are not historical facts, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Elicio undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. We use words such as

“anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and similar expressions to identify these forward-looking statements that are intended to be covered by the safe-harbor provisions of the PSLRA. Such forward-looking statements are based on our expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements due to a number of factors, including, but not limited to, Elicio’s financial condition, including its ability to obtain the funding necessary to advance the development of ELI-002 and any other future product candidates, and Elicio’s ability to continue as a going concern; estimates regarding future revenue, expenses, capital requirements and need for additional financing; and statements regarding the expected timing for the closing of the private placement and the expected use of proceeds from the private placement.

New factors emerge from time to time, and it is not possible for us to predict all such factors, nor can we assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. These risks are more fully discussed in the Current Report on Form 8-K that was filed with the SEC on June 2, 2023, under the heading “Risk Factors” in Elicio’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2023 and September 30, 2023, and any subsequent reports and other documents filed from time to time with the SEC. Forward-looking statements included in this release are based on information available to Elicio as of the date of this release. Elicio does not undertake any obligation to update such forward-looking statements to reflect events or circumstances after the date of this release, except to the extent required by law.

Media Contact
Kristin Politi
LifeSci Communications
kpoliti@lifescicomms.com
646-876-4783

Investor Relations Contact
Heather DiVecchia
Elicio Therapeutics
IR@elicio.com
857-209-0153